EXHIBIT 23.1




                          Independent Auditors' Consent


The Board of Directors
Cytogen Corporation:


We consent to the incorporation by reference in the registration statements (Nos. 33-30595, 33-52574, 33-57004, 33-63321, 333-00431, 333-04679, 333-27673,
333-27673,  333-48454,  333-58384,  333-59718,  333-75304)  on Form  S-8 and the
registration  statements  (Nos.  33-35140,   33-77396,   333-43809,   333-83215,
333-34550,  333-33436,  333-72226,  333-100315) on Form S-3 and the registration statements  (Nos.  333-68759,  333-67947,  333-67947)  on  Form  S-1 of  Cytogen
Corporation of our report dated January 31, 2003, which report is based in part on a report of other auditiors, with respect to the consolidated balance sheet of Cytogen Corporation and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, which report appears in the December 31, 2002 annual report on Form 10-K of Cytogen Corporation.


Our report refers to our audit of the adjustments that were applied to restate the 2001 and 2000 consolidated financial statements, as more fully described in
Note 1 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements other than with respect to such adjustments.




                                         /s/ KPMG LLP
Princeton, New Jersey
March 28, 2003